Filed Pursuant to Rule 424(b)(2)
                                    Registration Nos. 333-38171 and 333-38171-01

PROSPECTUS SUPPLEMENT                                            FINOVA
(To Prospectus dated August 7, 1998)

                                                      FINOVA Capital Corporation
$300,000,000                                              1850 N. Central Avenue
6 1/4% NOTES DUE                                                   P.O. Box 2209
NOVEMBER 1, 2002                                     Phoenix, Arizona 85002-2209


                                 TERMS OF NOTES


* Interest paid on May 1 and November      * Global   securities   held  by  The
  1,  accruing from the date we issue        Depository      Trust      Company,
  the Notes.                                 generally.

* First interest  payment date on May      * No redemption  before maturity.  No
  1, 1999.                                   sinking fund.

    For more details, see "Note Terms" and "Description of the Securities."


                                 TERMS OF SALE

                                              Underwriting
                               Price to       Discounts and      Proceeds to
                                Public         Commissions         FINOVA
                             ------------     -------------     ------------
Per Note...................     99.617%           .450%            99.167%

Total......................  $298,851,000      $1,350,000       $297,501,000

---------

Accrued interest from the issuance date will be added to the price to the public.



The Notes have not been  approved  or
disapproved  by the SEC or any  state
securities commission.

None   of   those   authorities   has
determined  that  the  Prospectus  or
this   Supplement   is   accurate  or
complete.

Any representation to the contrary is      Book entry delivery of Notes expected
a criminal offense.                        on  October 28, 1998,  subject  to
                                           conditions.


    MORGAN STANLEY DEAN WITTER
                            DONALDSON, LUFKIN & JENRETTE
                                                         GOLDMAN, SACHS & CO.


           The date of this Prospectus Supplement is October 23, 1998

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

    WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY LOCATION WHERE THE OFFER IS NOT PERMITTED.

    YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS OR THE DATE OF THE INFORMATION IN THOSE INCORPORATED REPORTS, AS APPLICABLE.


                               ------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                              PROSPECTUS SUPPLEMENT

FINOVA Capital Corporation .............................................   S-3
Note Terms..............................................................   S-3
Underwriting............................................................   S-4
Recent Developments.....................................................   S-4

                                   PROSPECTUS

Where You Can Find More Information.....................................     2
The Companies...........................................................     2
Selected Financial Information..........................................     5
Ratio Of Income To Total Fixed Charges..................................     5
Ratio Of Income To Combined Fixed Charges And Preferred
 Stock Dividends........................................................     5
Special Note Regarding Forward-Looking Statements.......................     6
Use of Proceeds.........................................................     6
Description Of Debt Securities..........................................     7
Description Of Capital Stock............................................    13
Description Of Depositary Shares........................................    18
Description of Warrants.................................................    20
Plan of Distribution....................................................    20
Legal Matters...........................................................    21
Experts.................................................................    21

                           FINOVA CAPITAL CORPORATION

    FINOVA    Capital     Corporation        Commercial Finance
("FINOVA"  or  "us")  is a  financial
services   company  that  provides  a           * Business Credit
broad range of financing  and capital           * Commercial Services
market products to mid-size business,           * Corporate Finance
principally    in   the    U.S.    We           * Growth Finance
concentrate  on  lending  to  midsize           * Inventory Finance
businesses and have been in operation           * Rediscount Finance
for over 43 years.
                                             Specialty Finance
    FINOVA extends  revolving  credit
facilities, term loans, and equipment           * Commercial Equipment Finance
and real estate  financing  primarily           * Communications Finance
to  "middle-market"  businesses  with           * Franchise Finance
financing  needs  falling   generally           * Healthcare Finance
between $500,000 and $35 million.               * Public Finance
                                                * Portfolio Services
    We   operate   in   16   specific           * Resort Finance
industry or market niches under three           * Specialty Real Estate Finance
market  groups.   We  selected  those           * Transportation Finance
groups   because  our   expertise  in
evaluating the  credit-worthiness  of        Capital Markets
prospective customers and our ability
to   provide   value-added   services           * FINOVA Realty Capital
enable us to differentiate  ourselves           * FINOVA Investment Alliance
from our competitors.  That expertise
and ability also enable us to command
product   pricing  that   provides  a
satisfactory    spread    over    our
borrowing costs.

    FINOVA's   principal   lines   of
business are  detailed  more fully in
the Prospectus. Those lines include:


                                   NOTE TERMS

    The following  description  supplements the  "Description of the Securities"
section in the Prospectus. The Notes are to be issued as a separate series of securities under the Indenture dated as of March 20, 1998, between us and The First National Bank of Chicago, as Trustee.

MAXIMUM AMOUNT:                 $300,000,000 principal amount

MATURITY:                       November 1, 2002

INTEREST RATE:                  6 1/4% per year

INTEREST PAYMENT DATES:         May 1 and November 1,  accruing from the date we
                                issue the Notes. First interest payment date is May 1, 1999.

INTEREST CALCULATIONS:          Based on a 360-day year of twelve 30-day months

REDEMPTION OR SINKING FUND:     None

FORM OF NOTE:                   Two global  securities,  held in the name of The
                                Depository Trust Company, generally

SETTLEMENT AND PAYMENT:         Same-day -- immediately available funds

SECONDARY TRADING PAYMENTS:     Same-day -- immediately available funds

                                  UNDERWRITING

    We have entered into an price set forth on the cover page of Underwriting Agreement dated October this Supplement. They may offer the 23, 1998 with Morgan Stanley & Co. Notes to certain dealers at that
Incorporated,   Donaldson,  Lufkin  &      price less a concession of .25%.  The
Jenrette  Securities  Corporation and      Underwriters  or  those  dealers  may
Goldman, Sachs & Co., as allow a discount of .125% on sales to Underwriters. The agreement provides certain other dealers. After the that Morgan Stanley & Co. initial public offering of the Notes, Incorporated will purchase from us the Underwriters may change the
$150,000,000  principal amount of the      public offering price,  concession to
Notes,  Donaldson,  Lufkin & Jenrette      dealers and discount.
Securities  Corporation will purchase
$90,000,000 of the Notes and Goldman,          The  Notes  are  a new  issue  of
Sachs & Co. will purchase $60,000,000 securities with no established of the Notes. The Underwriters will trading market. The Underwriters have purchase all of the Notes if any of advised us that they intend to act as the Notes are purchased. They need market makers for the Notes. They are not purchase any Notes unless certain not obligated to do so, however, and conditions are satisfied. We have they may discontinue any market agreed to indemnify the Underwriters making at any time without notice.
against certain liabilities, Neither we nor the Underwriters can including civil liabilities under the assure the liquidity of any trading
Securities   Act  of   1933,   or  to      market for the Notes.
contribute  to  payments   which  the
Underwriters  may be required to make          The    Underwriters   and   their
for those liabilities.                     affiliates   engage  in  transactions
                                           with or  perform  services  for us in
    We must also pay the expenses of the ordinary course of business. this offering, which are expected to Those services include investment and be $425,000. Those expenses will commercial banking transactions and reduce the proceeds of this offering services, including serving as an
received by us.                            agent  and/or  lender  on some of our
                                           credit agreements.
    The  Underwriters  advise us that
they  propose  to offer  the Notes to
the public  initially at the offering


                               RECENT DEVELOPMENTS

    On October 13, 1998, FINOVA primarily secured by accounts consummated the acquisition of United receivable. We seek to provide Credit Corporation, a New York-based financing ranging from $100,000 to $1 provider of commercial financing to million to small and midsize small and midsize businesses, and its businesses with annual sales under Patriot Funding Division. The $10 million. FINOVA anticipates that
addition  will  form  a new  division      this new  division  will enable us to
named FINOVA Growth Finance, which serve a market segment of smaller, provides collateral-based working growth-oriented customers earlier in
capital financing,                         their maturation cycle.

Prospectus                                           FINOVA
                                                     1850 North Central Avenue
                                                     P.O. Box 2209
                                                     Phoenix, Arizona 85002-2209

THE FINOVA GROUP INC.

FINOVA CAPITAL CORPORATION


By this prospectus, we may offer up to
$2,000,000,000 of our:


DEBT SECURITIES                           We will provide the specific  terms of
COMMON STOCK (including, for The these securities in supplements to FINOVA Group Inc., Rights to Purchase this prospectus. You should read this Junior Participating Preferred Stock) prospectus and the supplements
PREFERRED STOCK                           carefully before you invest.
DEPOSITARY SHARES
WARRANTS

FINOVA Capital Corporation is a wholly We may offer the securities directly owned subsidiary of The FINOVA Group, or through underwriters, agents or
Inc.                                      dealers.  The supplement will describe
                                          the    terms    of   that    plan   of
                                          distribution.  "Plan of  Distribution"
                                          below also provides  more  information
                                          on this topic.






These   securities   have   not   been
approved or  disapproved by the SEC or
any state securities commission.


None   of   those    authorities   has
determined  that  this  prospectus  is
accurate or complete.


Any  representation to the contrary is
a criminal offense.





                 The date of this prospectus is August 7, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

   The  FINOVA  Group  Inc.   ("FINOVA       *  Annual  Reports  on Form 10-K of
Group") and FINOVA Capital Corporation          FINOVA Group and FINOVA  Capital
("FINOVA    Capital")   file   annual,          for the year ended  December 31,
quarterly and current  reports,  proxy          1997.
and  information  statements and other
information with the SEC. You may read       *  Portions of the Proxy  Statement
and copy any  document  we file at the          on   Schedule   14A  for  FINOVA
SEC's  public  reference  rooms at 450          Group's    Annual   Meeting   of
Fifth Street, N.W.,  Washington,  D.C.          Shareholders  held  on  May  14,
20549.   Please   call   the   SEC  at          1998 that have been incorporated
1-800-SEC-0330 for more information on          by reference into our 10-K.
the  public  reference  room and their
copy charges. Our SEC filings are also       *  Quarterly  Reports  on Form 10-Q
available to the public from the SEC's          of  FINOVA   Group  and   FINOVA
web site at http://www.sec.gov,  which          Capital for the  quarters  ended
may also be  available on our web site          March 31 and June 30 1998.
at http://www.finova.com. You may also
inspect  our  SEC  reports  and  other       *  Current  Reports  on Form 8-K of
information  at  the  New  York  Stock          FINOVA  Group dated  January 23,
Exchange,  20 Broad Street,  New York,          April 27, and July 28, 1998.
New York 10005.
                                             *  Current  Reports  on Form 8-K of
   The SEC  allows us to  "incorporate          FINOVA Capital dated January 23,
by reference" the  information we file          April 27, and July 30, 1998.
with them, which means we can disclose
information to you by referring you to       You may  request  a copy  of  those
those      documents.      Information    filings   or  any  other   information
incorporated by reference is part of incorporated by reference in this this prospectus. Later information prospectus, including exhibits. You filed with the SEC updates and may do so orally or in writing by
supersedes this prospectus.               contacting us at:

   We  incorporate  by  reference  the       Treasurer
documents  listed below and any future       The FINOVA Group Inc.
filings   made   with  the  SEC  under       1850 North Central Avenue
Sections 13(a),  13(c), 14 or 15(d) of       P.O. Box 2209
the  Securities  Exchange  Act of 1934       Phoenix, Arizona 85002-2209
until this offering is completed:            (602) 207-6900

                                          We will provide that information at no
                                          charge to you.

                                 THE COMPANIES

   FINOVA Group is a financial and our ability to provide value-added services holding company. Through our services enable us to differentiate principal subsidiary, FINOVA Capital, ourselves from our competitors. That we provide a broad range of financing expertise and ability also enable us and capital market products to to command pricing that provides a mid-size business. We concentrate on satisfactory spread over our borrowing
lending to mid-size businesses. FINOVA    costs.
Capital has been in operation for over
43 years.                                    We seek to maintain a high  quality
                                          portfolio and to minimize  non-earning
   We extend revolving credit assets and write-offs. We use clearly facilities, term loans, and equipment defined underwriting criteria and and real estate financing primarily to stringent portfolio management "middle-market" businesses with techniques. We diversify our lending financing needs falling generally activities geographically and among a
between $500,000 and $35 million.         range  of  industries,  customers  and
                                          loan products.
   We operate in 16 specific  industry
or market  niches  under three  market       Due   to  the   diversity   of  our
groups. We selected those groups portfolio, we believe we are better because our expertise in evaluating able to manage competitive changes in
the  credit-worthiness  of prospective    our  markets  and  to  withstand   the
customers                                 impact   of   deteriorating   economic
                                          conditions on a regional or
national   basis.   There  can  be  no       *  REDISCOUNT     FINANCE    offers
assurance,  however,  that competitive          revolving  credit  facilities to
changes,    borrowers'    performance,          the independent consumer finance
economic  conditions  or other factors          industry     including    sales,
will not result in an  adverse  impact          automobile, mortgage and premium
on  our  results  of   operations   or          finance   companies.    Typical
financial condition.                            transaction  sizes  range  from
                                                $1 million to $35 million.
   We generate interest,  leasing, fee
and  other  income   through   charges    SPECIALTY FINANCE
assessed on  outstanding  loans,  loan       *  COMMERCIAL   EQUIPMENT   Finance
servicing,   leasing,   brokerage  and          offers equipment  leases,  loans
other activities. Our primary expenses          and  "turnkey"  financing  to  a
are the costs of funding  our loan and          broad     range    of    midsize
lease  business,   including  interest          companies.   Specialty   markets
paid on debt,  provisions  for  credit          include the  corporate  aircraft
losses,  marketing expenses,  salaries          and emerging  growth  technology
and employee  benefits,  servicing and          industries,            primarily
other  operating  expenses  and income          biotechnology  and  electronics.
taxes.                                          Typical  transaction sizes range
                                                from $500,000 to $15 million.
BUSINESS GROUPS
   We operate the following  principal       *  COMMUNICATIONS           FINANCE
lines of business  under three  market          specializes in term financing to
groups:                                         advertising                  and
                                                subscriber-supported  businesses
   COMMERCIAL FINANCE                           including  radio and  television
   *  BUSINESS      CREDIT      offers          stations,    cable    operators,
      collateral-oriented    revolving          outdoor  advertising  firms  and
      credit facilities and term loans          publishers.  Typical transaction
      for manufacturers, distributors,          sizes  range  from $1 million to
      wholesalers      and     service          $40 million.
      companies.  Typical  transaction
      sizes range from  $500,000 to $3       *  FRANCHISE     FINANCE     offers
      million.                                  equipment,   real   estate   and
                                                acquisition     financing    for
   *  COMMERCIAL  SERVICES offers full          operators     of     established
      service  factoring  and accounts          franchise concepts.  Transaction
      receivable  management  services          sizes   generally   range   from
      for  entrepreneurial  and larger          $500,000 to $15 million.
      firms,  primarily in the textile
      and  apparel   industries.   The       *  HEALTHCARE FINANCE offers a full
      annual  factored volume of these          range   of   working    capital,
      companies is  generally  between          equipment    and   real   estate
      $5 million and $25 million. This          financing  products for the U.S.
      line      provides      accounts          health      care       industry.
      receivable     and     inventory          Transaction    sizes   typically
      financing  and loans  secured by          range  from   $500,000   to  $25
      equipment and real estate.                million.

   *  CORPORATE   FINANCE  provides  a       *  PUBLIC     FINANCE      provides
      full range of cash flow-oriented          tax-exempt   term  financing  to
      and    asset-based    term   and          state  and  local   governments,
      revolving   loan   products  for          non-profit    corporations   and
      manufacturers,      wholesalers,          entities    using     industrial
      distributors,          specialty          revenue  or  development  bonds.
      retailers  and   commercial  and          Typical  transaction sizes range
      consumer   service   businesses.          from $100,000 to $5 million.
      Typical  transaction sizes range
      from $2 million to $35 million.        *  PORTFOLIO    SERVICES   provides
                                                customized  receivable servicing
   *  INVENTORY    FINANCE    provides          and  collections  for time-share
      inbound and  outbound  inventory          developers and other  generators
      financing,              combined          of consumer receivables.
      inventory/accounts    receivable
      lines  of  credit  and  purchase       *  RESORT   FINANCE    focuses   on
      order  financing  for  equipment          construction,   acquisition  and
      distributors,        value-added          receivables     financing     of
      resellers       and      dealers          timeshare  resorts  worldwide as
      nationwide.   Transaction  sizes          well  as  term   financing   for
      generally range from $500,000 to          established  golf resort  hotels
      $30 million.                              and   receivables   funding  for
                                                developers    of   second   home
                                                communities. Typical transaction
                                                sizes  range  from $5 million to
                                                $35 million.

   *  SPECIALTY  REAL  ESTATE  FINANCE       Both   FINOVA   Group  and   FINOVA
      provides term financing for Capital are Delaware corporations. hotel, anchored retail, office FINOVA Group was incorporated in 1991 and owner-occupied properties. to serve as the successor to The Dial Typical transaction sizes range Corp's financial services businesses. from $5 million to $25 million. Dial transferred those businesses to
                                          FINOVA   Group  in  March  1992  in  a
   *  TRANSPORTATION           FINANCE    spin-off.   Since  that  time,  FINOVA
      structures equipment loans, Group has increased its total assets leases, acquisition financing from about $2.6 billion at December and leveraged lease equity 31, 1992 to $8.7 billion at December investments for commercial and 31, 1997. Income from continuing cargo airlines worldwide, operations increased from $37 million railroads and operators of other in 1992 to $139 million in 1997. We
      transportation           related    believe  FINOVA  Group ranks among the
      equipment. Typical transaction largest independent commercial finance sizes range from $5 million to companies in the U.S., based on total $30 million. Through FINOVA assets. The common stock of FINOVA
      Aircraft  Investors LLC,  FINOVA    Group is traded on the New York  Stock
      also  seeks  to use  its  market    Exchange.
      expertise and industry  presence
      to purchase,  upgrade and resell       FINOVA Capital was  incorporated in
      used commercial aircraft.           1965  and  is  the   successor   to  a
                                          California corporation that was formed
CAPITAL MARKETS                           in  1954.  All  of  FINOVA   Capital's
   *  FINOVA      REALTY       CAPITAL    capital   stock  is  owned  by  FINOVA
      specializes in providing capital    Group.
      markets-funded  commercial  real
      estate  financing  products  and       Our principal executive offices are
      commercial    mortgage   banking    located at 1850 North Central  Avenue,
      services. Typical transaction P.O. Box 2209, Phoenix, Arizona sizes range from $1 million to 85002-2209. Our telephone number is
      $5 million.                         (602) 207-6900.

   *  FINOVA    INVESTMENT    ALLIANCE
      provides    equity    and   debt
      financing for midsize businesses
      in       partnership        with
      institutional    investors   and
      selected fund sponsors.  Typical
      transaction  sizes range from $2
      million to $15 million.

                         SELECTED FINANCIAL INFORMATION

   The   following   information   was       Management's     Discussion     and
derived from FINOVA Group's financial Analysis. Those items are part of our statements. The information is only a Annual Reports on Form 10-K. You summary and does not provide all of should read our financial statements the information contained in our and other information that we have
financial  statements,  including  the    filed with the SEC.
related notes, and

                                   SIX MONTHS ENDED
                                       JUNE 30,                         AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                              --------------------------- ---------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                    ----          ----          ----          ----          ----          ----          ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS:
Interest earned from
 financing transactions        $   486,023   $   429,197   $   897,991   $   769,346   $   680,912   $   463,404   $   255,216
Interest margins earned            222,799       196,083       408,909       340,517       287,880       216,667       124,847
Volume-based fee income             41,259        16,367        46,733        28,588        21,204        10,796             0
Provision for credit losses         25,500        26,300        69,200        41,751        37,568        10,439         5,706
Gains on sale of assets             10,805        13,701        30,261        12,949        10,889         3,877         5,439
Income from continuing
 operations                         80,112        65,409       139,098       116,493        93,798        73,770        37,846
Net income                          80,112        65,409       139,098       117,000        97,629        74,313        37,347
Basic earnings per
 share for continuing
 operations                    $      1.43   $      1.21   $      2.56   $      2.14   $      1.72   $      1.48   $      0.96
Basic earnings per share       $      1.43   $      1.21   $      2.56   $      2.15   $      1.79   $      1.49   $      0.95
Basic adjusted weighted
 average outstanding
 shares                         56,189,000    53,965,000    54,405,000    54,508,000    54,633,000    49,765,000    39,277,000
Diluted earnings per
 share for continuing
 operations                    $      1.34   $      1.15   $      2.42   $      2.08   $      1.69   $      1.46   $      0.90
Diluted earnings per share     $      1.34   $      1.15   $      2.42   $      2.09   $      1.76   $      1.47   $      0.89
Diluted adjusted weighted
 average shares                 61,092,000    58,598,000    59,161,000    56,051,000    55,469,000    50,436,000    40,552,000
Dividend declared per
 common share                  $      0.28   $      0.24   $      0.52   $      0.46   $      0.42   $      0.37   $      0.34

FINANCIAL POSITION:
Investment in financing
 transactions                    8,928,644     7,826,196     8,399,456     7,298,759     6,348,079     5,342,979     2,846,571
Nonaccruing assets                 196,824       165,885       187,356       155,505       143,127       149,046       102,607
Reserve for credit losses          178,070       159,747       177,088       148,693       129,077       110,903        64,280
Total assets                     9,288,864     8,060,403     8,719,840     7,526,734     7,036,514     5,821,343     2,834,322
Total debt                       7,345,194     6,338,122     6,764,581     5,850,223     5,649,368     4,573,354     2,079,286
Company-obligated
 mandatory redeemable
 convertible preferred
 securities of subsidiary
 trust solely holding con-
 vertible debentures of
 FINOVA Group
 ("TOPrS")                         111,550       111,550       111,550       111,550           --            --            --
Shareowners' equity              1,152,097       948,595     1,090,454       929,591       825,184       770,252       503,300

                     RATIO OF INCOME TO TOTAL FIXED CHARGES

               SIX MONTHS ENDED
                   JUNE 30,                    YEAR ENDED DECEMBER 31,
               -----------------   ---------------------------------------------
                1998      1997      1997      1996      1995      1994      1993
                ----      ----      ----      ----      ----      ----      ----
FINOVA Group   1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.53x
FINOVA Capital 1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.50x


                    RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

               SIX MONTHS ENDED
                   JUNE 30,                    YEAR ENDED DECEMBER 31,
               -----------------   ---------------------------------------------
                1998      1997      1997      1996      1995      1994      1993
                ----      ----      ----      ----      ----      ----      ----
FINOVA Group   1.57x     1.51x     1.52x     1.50x     1.44x     1.58x     1.50x
FINOVA Capital 1.59x     1.54x     1.54x     1.50x     1.44x     1.58x     1.46x

Variations in interest rates generally continuing operations before income do not have a substantial impact on taxes plus fixed charges. Fixed the ratio because fixed-rate and charges consist of interest and floating-rate assets are generally related debt expense, and a portion of matched with liabilities of similar rental expense determined to be
rate and term.  Income  available  for    representative of interest.
fixed   charges,   for   purposes   of
computing the above  ratios,  consists
of income from

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain    statements    in    this       *  Actions of our  competitors  and
prospectus  and  any  supplements  are          our  ability to respond to those
"forward-looking," in that they do not          actions.   We  seek  to   remain
discuss  historical  fact but  instead          competitive  without sacrificing
note future expectations, projections,          prudent lending standards. Doing
intentions or other items  relating to          business  under those  standards
the  future.   These   forward-looking          becomes more difficult, however,
statements   include   those  made  in          when competitors offer financing
documents    incorporated    in   this          with less stringent criteria. We
prospectus by reference.                        seek to maintain  credit quality
                                                at the risk of growth in assets,
   Forward-looking    statements   are          if necessary.
subject  to known and  unknown  risks,
uncertainties  and other  factors that       *  The  cost of our  capital.  That
may  cause  our   actual   results  or          cost  depends  on many  factors,
performance to differ  materially from          some of  which  are  beyond  our
those      contemplated     by     the          control,  such as our  portfolio
forward-looking  statements.  Many  of          quality, ratings,  prospects and
those factors are noted in conjunction          outlook.
with  the   forward-looking   HERE  IT
ISstatements.  Many of  those  factors       *  Changes      in       government
are  noted  in  conjunction  with  the          regulations,   tax   rates   and
forward-looking   statements   in  the          similar  matters.  For  example,
text.  Other  important  factors  that          government   regulations   could
could cause  actual  results to differ          significantly  increase the cost
include:                                        of  doing   business   or  could
                                                eliminate certain tax advantages
   *  The  results  of our  efforts to          of   some   of   our   financing
      implement our business strategy.          products.
      Failure to fully  implement  our
      business  strategy  might result       *  Other  risks   detailed  in  our
      in decreased market penetration,          other SEC reports or filings.
      adverse  effects  on  results of
      operations   and  other  adverse       We  do  not   promise   to   update
      results.                            forward-looking information to reflect
                                          actual    results    or   changes   in
   *  The    effect    of     economic    assumptions   or  other  factors  that
      conditions  and the  performance    could affect those statements.
      of   our   borrowers.   Economic
      conditions   in  general  or  in
      particular market segments could
      impact   the   ability   of  our
      borrowers  to  operate or expand
      their  businesses,  which  might
      result in decreased  performance
      for     repayment    of    their
      obligations or reduce demand for
      additional financing needs.

                                USE OF PROCEEDS

   We intend to use the net proceeds financing transactions and capital from the sale of the securities for expenditures. We will describe in the general corporate purposes. Those supplement any proposed use of
purposes   include  the  repayment  or    proceeds   other   than  for   general
refinancing of debt,  acquisitions  in    corporate purposes.
the   ordinary   course  of  business,
working capital, investment in

                         DESCRIPTION OF DEBT SECURITIES

DEBT SECURITIES                              *  FINOVA Capital may discharge the
   The following  summary applies only          debt issued in any series at any
to  the  debt   securities  of  FINOVA          time  by  depositing  sufficient
Capital.  If we issue debt  securities          funds  with the  Trustee  to pay
of  FINOVA  Group,  we  will  describe          the  obligations  when due.  All
those  securities  and  the  indenture          amounts  due to you on the  debt
under  which  they are  issued  in the          would  be  paid  by the  Trustee
applicable supplement.                          from the deposited funds.

   The  debt   securities   of  FINOVA       *  If FINOVA  Capital fails to meet
Capital   will  be  issued   under  an          its  obligations on the debt, it
indenture  (the  "Indenture")  between          will be in default. Defaults for
FINOVA  Capital  and one or more  U.S.          senior   debt   securities   are
banking  institutions  (a  "Trustee").          described on pages 11-12 of this
The  Indenture  may but  need not have          pospectus.
separate   Trustees   for  senior  and
subordinated debt.                        GENERAL
                                             The debt securities of FINOVA Group
   The  following  summary  of certain    and  FINOVA  Capital  offered  by this
provisions  of  the  Indenture  is not    prospectus  will  be  limited  to $2.0
complete. You should look at the billion principal amount. The Indenture that is filed as an exhibit Indenture does not limit the amount of to the Registration Statement. To debt securities FINOVA Capital could obtain a copy of the Indenture, see offer under it. FINOVA Capital can "Where You Can Find More Information" issue debt securities in one or more
on page 2.                                series,  in each case as authorized by
                                          us from time to time.  Each series may
   All  capitalized   terms  have  the    differ  as  to  its  terms.  The  debt
meanings specified in the Indenture.      securities  will be  FINOVA  Capital's
                                          unsecured general  obligations and may
GENERAL INDENTURE PROVISIONS THAT or may not be subordinated to FINOVA APPLY TO SENIOR AND SUBORDINATED DEBT Capital's other general indebtedness.
   *  The Indenture does not limit the    Those  that are not  subordinated  are
      amount of debt that FINOVA called "senior debt securities." The Capital may issue nor provide others are "subordinated debt
      holders  any  protection  should    securities."
      there  be  a  highly   leveraged
      transaction     involving    our       The  supplement  will  address  the
      company. We may issue additional    following    terms    of   the    debt
      debt  securities   without  your    securities:
      consent.
                                             *  Their title.
   *  If FINOVA  Capital  redeems debt
      which  is  convertible  into its       *  Any  limits  on  the   principal
      capital     stock    or    other          amounts to be issued.
      securities,    your   right   to
      convert  that debt into  capital       *  The dates on which the principal
      stock or other  securities  will          is payable.
      expire on the redemption date.
                                             *  The rates (which may be fixed or
   *  The   Indenture   allows  FINOVA          variable)  at which  they  shall
      Capital    to    merge   or   to          bear interest, or the method for
      consolidate     with     another          determining rates.
      company,    or   sell   all   or
      substantially  all of its assets       *  The   dates   from   which   the
      to  another  company.  If  these          interest will accrue and will be
      events occur,  the other company          payable,   or  the   method   of
      will  be   required   to  assume          determining those dates, and any
      FINOVA                 Capital's          record  dates  for the  payments
      responsibilities  on  the  debt,          due.
      and  FINOVA   Capital   will  be
      released  from  all  liabilities       *  Any provisions  for  redemption,
      and obligations.                          conversion  or exchange,  at our
                                                option or  otherwise,  including
   *  The   Indenture   provides  that          the periods, prices and terms of
      holders  of a  majority  of  the          redemption or conversion.
      total  principal  amount  of the
      debt  outstanding  in any series       *  Any  sinking   fund  or  similar
      may   vote   to    change    our          provisions, whether mandatory or
      obligations   or   your   rights          at the holder's option,
      concerning  that series of debt.
      But to  change  the  payment  of
      principal  or  interest,   every
      holder  in  that   series   must
      consent.
      along with the  periods,  prices       Ownership of the Global Securities;
      and    terms   of    redemption,    Beneficial  Ownership.  So long as the
      purchase or repayment.              depositary   or  its  nominee  is  the
                                          registered owner of a global security,
   * The amount or percentage payable that entity will be the sole holder of if we accelerate their maturity, the debt securities represented by if other than the principal that instrument. The Trustee and we
      amount.                             are  only   required   to  treat   the
                                          depositary or its nominee as the legal
   *  Any  changes  to the  events  of    owner  of  those  securities  for  all
      default or  covenants  set forth    purposes under the Indenture.
      in the Indenture.
                                             Each  actual   purchaser   of  debt
   *  The terms of  subordination,  if    securities  represented  by  a  global
      any.                                security (a  "beneficial  owner") will
                                          not be  entitled  to receive  physical
   *  Whether   the   series   can  be    delivery of  certificated  securities,
      reopened.                           will not be  considered  the holder of
                                          those securities for any purpose under
   *  Any other terms  consistent with    the Indenture, and will not be able to
      the Indenture.                      transfer   or   exchange   the  global
                                          securities,  unless this prospectus or
   We may authorize and determine the the supplement provide to the terms of a series of debt securities contrary. As a result, each beneficial by resolution of our board of owner must rely on the procedures of directors or one of its committees or the depositary to exercise any rights
through a supplemental Indenture.         of a holder  under the  Indenture.  In
                                          addition,  if the beneficial  owner is
FORM OF DEBT SECURITIES                   not a direct or  indirect  participant
   The debt securities will be issued in the depositary (each a in registered form. Unless the "participant") the beneficial owner supplement otherwise provides, debt must rely on the procedures of the
securities  will be  issued  as one or    participant  through which it owns its
more  global  securities.  This  means    beneficial   interest  in  the  global
that we will not issue certificates to    security.
each holder.  We generally  will issue
global   securities   in   the   total       The  laws  of  some   jurisdictions
principal amount of the debt require that certain purchasers of securities distributed in that series. securities take physical delivery of We will issue debt securities only in the securities in certificated form. denominations of $1,000 or integral Those laws and the above conditions multiples of that amount, unless the may impair the ability to transfer
supplement states otherwise.              beneficial  interests  in  the  global
                                          securities.
GLOBAL SECURITIES
   In  General.   Debt  securities  in    THE DEPOSITORY TRUST COMPANY
global form will be deposited  with or       The    following    is   based   on
on  behalf  of  a  depositary.  Global    information   furnished   by  DTC  and
securities are represented by one or applies to the extent it is the more global certificates for the depositary, unless otherwise stated in
series  registered  in the name of the    a supplement:
depositary   or  its   nominee.   Debt
securities  in global  form may not be       REGISTERED    OWNER.    The    debt
transferred  except  as a whole  among    securities  will be  issued  as  fully
the depositary, a nominee of or a registered securities in the name of successor to the depositary and any Cede & Co. (DTC's partnership nominee of that successor. Unless nominee). One fully registered global otherwise identified in the security generally will be issued for supplement, the depositary will be The each $200 million principal amount of
Depository Trust Company ("DTC").         debt  securities.   The  Trustee  will
                                          deposit the global securities with the
   NO DEPOSITARY OR GLOBAL SECURITIES. depositary. The deposit of the global If a depositary for a series is securities with DTC and its unwilling or unable to continue as registration in the name of Cede & Co. depositary, and a successor is not will not change the beneficial
appointed  by us  within  90 days,  we    ownership of the securities.
will  issue  debt  securities  of that
series in definitive  form in exchange       DTC   ORGANIZATION.    DTC   is   a
for the global  security or securities    limited-purpose      trust     company
of that series. We also may determine organized under the New York Banking at any time in our discretion not to Law, a "banking organization" within use global securities for any series. the meaning of that law, a member of In that event, we will issue debt the Federal Reserve System, a
securities in definitive form.            "clearing corporation" within
the  meaning  of the New York  Uniform       NOTICES   AMONG   THE   DEPOSITARY,
Commercial Code and a "clearing PARTICIPANTS AND BENEFICIAL OWNERS. agency" registered under the Notices and other communications by provisions of Section 17A of the the depositary, its participants and Securities Exchange Act of 1934, as the beneficial owners will be governed
amended.                                  by arrangements among them, subject to
                                          any legal requirements in effect.
   DTC is  owned  by a  number  of its
direct  participants  and by  the  New       VOTING PROCEDURES.  Neither DTC nor
York Stock Exchange, Inc., the Cede & Co. will give consents for or American Stock Exchange, Inc. and the vote the global securities. The
National   Association  of  Securities    depositary  generally mails an omnibus
Dealers,   Inc.  Direct   participants    proxy to us just after the  applicable
include    securities    brokers   and    record date. That proxy assigns Cede &
dealers,   banks,   trust   companies,    Co.'s  consenting  or voting rights to
clearing   corporations   and  certain    the  direct   participants   to  whose
other   organizations   who   directly    accounts the  securities  are credited
participate  in DTC  (each  a  "direct    at that time.
participant").      Other     entities
("indirect  participants")  may access       PAYMENTS.  Principal  and  interest
DTC's system by clearing  transactions    payments  made by us will be delivered
through or maintaining a custodial to the depositary. DTC's practice is relationship with direct participants, to credit direct participants' either directly or indirectly. The accounts on the applicable payment rules applicable to DTC and its date unless it has reason to believe participants are on file with the SEC. it will not receive payment on that
                                          date.   Payments  by  participants  to
   DTC    ACTIVITIES.     DTC    holds    beneficial  owners will be governed by
securities that its participants standing instructions and customary deposit with it. DTC also facilitates practices, as is the case with the settlement among participants of securities held for customers in securities transactions, such as bearer form or registered in "street transfers and pledges, in deposited name." Those payments will be the securities through electronic responsibility of that participant, computerized book-entry changes in not the depositary, the Trustee or us,
participant's   accounts.   Doing   so    subject to any legal  requirements  in
eliminates   the  need  for   physical    effect at that time.
movement of securities certificates.
                                             We are  responsible  for payment of
   PARTICIPANTS'  RECORDS.  Except  as    principal,  interest and  premium,  if
otherwise  provided in this prospectus    any,   to   the   Trustee,    who   is
or a supplement, purchases of the debt responsible to pay it to the securities must be made by or through depositary. The depositary is direct participants, which will responsible for disbursing those
receive a credit for the securities on    payments to direct  participants.  The
the depositary's records. The participants are responsible for beneficial owner's ownership interest disbursing payments to the beneficial
is in  turn  to  be  recorded  on  the    owners.
direct  and   indirect   participants'
records.  Beneficial  owners  will not    TRANSFER OR EXCHANGE OF SECURITIES
receive written confirmations from the       You may  transfer or  exchange  the
depositary of their purchase, but they debt securities (other than a global are expected to receive them, along security) without service charge at with periodic statements of their our office designated for that purpose holdings, from the direct or indirect or at the office of any transfer agent participants through whom they entered or security registrar identified under
into the transaction.                     the  Indenture.  You  must  execute  a
                                          proper  form of  transfer  and pay any
   Transfers   of   interests  in  the    taxes and other  governmental  charges
global  securities will be made on the    resulting  from that  action.  You may
books of the participants on behalf of    transfer   or   exchange    the   debt
the beneficial owners. Certificates securities (other than a global representing the interest of the security) initially at our offices at beneficial owners in the securities 1850 North Central Avenue, P.O. Box
will not be issued  unless  the use of    2209,  Phoenix,  Arizona 85002-2209 or
global  securities  is  suspended,  as    at our  office or  agency  established
provided above.                           for  that  purpose  in New  York,  New
                                          York.
   The  depositary has no knowledge of
the  actual  beneficial  owners of the       Debt   securities  in  the  several
global securities. Its records only denominations will be interchangeable reflect the identity of the direct without service charge, but we may
participants    as   owners   of   the    require  payment  to cover  taxes  and
securities.  Those participants may or    other
may  not  be  the  beneficial  owners.
Participants   are   responsible   for
keeping  account of their  holdings on
behalf of their customers.

governmental   charges.   The  Trustee    the  consolidated   balance  sheet  of
initially  will act as  authenticating    FINOVA  Capital  and its  consolidated
agent under the Indenture.                subsidiaries.

SAME-DAY SETTLEMENT AND PAYMENT              "LIEN"  means  any  lien,   charge,
   Unless  the  supplement   otherwise    claim,   security  interest,   pledge,
provides, the debt securities will be hypothecation, right of another under settled in immediately available any conditional sale or other title
funds.   We  will  make   payments  of    retention   agreement   or  any  other
principal and interest in  immediately    encumbrance    affecting    title   to
available funds.                          property.   Lien  includes  any  lease
                                          under    a    sale    and    leaseback
PAYMENT AND PAYING AGENT                  arrangement.
   If the debt securities are not held
in global  form,  we will make payment       "SUBSIDIARY"  means any corporation
of  principal  and  premium,  if  any,    a  majority  of the  Voting  Stock  of
against    surrender   of   the   debt    which   is    owned,    directly    or
securities at the principal  office of    indirectly,  by FINOVA  Capital  or by
the Trustee in New York,  New York. We    one or more  Subsidiaries or by FINOVA
will pay any  installment  of interest    Capital and one or more Subsidiaries.
on  debt   securities  to  the  record
holder  on the  record  date  for that       "RESTRICTED   SUBSIDIARY"   is  any
interest. We can make those payments Subsidiary a majority of the Voting through the Trustee, as noted above, Stock of which is owned directly by by check mailed by first class mail to FINOVA Capital or by one or more the registered holders at their Restricted Subsidiaries, or by FINOVA registered address or by wire transfer Capital and one or more Restricted
to  an   eligible   account   of   the    Subsidiaries  and which is  designated
registered holder.                        as   a   Restricted    Subsidiary   by
                                          resolution of FINOVA  Capital's  board
   If  any   payments  of   principal,    of directors.
premium or  interest  are not  claimed
within  three  years  of the  date the       "UNRESTRICTED SUBSIDIARY" means any
payment became due, those funds are to    Subsidiary  other  than  a  Restricted
be repaid to us. The beneficial owners    Subsidiary.
of  those  interests  thereafter  will
look only to us for  payment for those       "VOTING  STOCK"  means stock of any
amounts.                                  class or classes (however  designated)
                                          having  ordinary  voting power for the
CERTAIN INDENTURE PROVISIONS              election  of a majority of the members
   Certain Definitions.  The following    of the  board  of  directors  (or  any
is a summary of certain terms defined governing body) of that corporation, in the Indenture and applicable only other than stock having that power to senior debt securities. Those terms only by reason of the happening of a
are  determined  in  accordance   with    contingency.
generally     accepted      accounting
principles, unless specifically stated       LIMITATION ON LIENS.  The Indenture
otherwise.                                provides that FINOVA  Capital will not
                                          create,  assume,  incur or allow to be
   "CONSOLIDATED NET TANGIBLE ASSETS" created, assumed or incurred or to means the total of all assets exist any Lien on any of its
reflected on the most recent quarterly    properties   unless   FINOVA   Capital
or annual  consolidated  balance sheet    secures  the  senior  debt  securities
of FINOVA Capital and its consolidated equally and ratably with any other subsidiaries, at their net book values obligation secured in that manner. The (after deducting related depreciation, Indenture contains the following
depletion,  amortization and all other    exceptions to that prohibition:
valuation    reserves),    less    the
aggregate  of its current  liabilities       *  Leases   of   property   in  the
and   those   of   its    consolidated          ordinary  course of  business or
Subsidiaries reflected on that balance          if the property is not needed in
sheet.    We   exclude   from   assets          the operation of our business.
goodwill,  unamortized  debt  discount
and all other like intangible  assets.       *  Purchase      money     security
For   purposes  of  this   definition,          interests that are  non-recourse
"current   liabilities"   include  all          to   FINOVA   Capital   or   its
indebtedness   for   money   borrowed,          Restricted  Subsidiaries  except
incurred,     issued,    assumed    or          to the extent of the property so
guaranteed  by FINOVA  Capital and its          acquired  or any  proceeds  from
consolidated  subsidiaries,  and other          that property, or both.
payables  and  accruals,  in each case
payable  on demand or due  within  one       *  Governmental     deposits     or
year of the date of determination, but          security as a  condition  to the
exclude any portion of long-term  debt          transaction of business or the
maturing  within one year of that date
of determination,  all as reflected on
      exercise of a  privilege,  or to       MERGER,  CONSOLIDATION  AND SALE OF
      maintain self-insurance, or to ASSETS. FINOVA Capital cannot merge participate in any fund in with or into, consolidate with, sell
      connection     with     worker's    or lease all or  substantially  all of
      compensation,       unemployment    its  assets  to  or  purchase  all  or
      insurance,    pensions,   social    substantially   all  the   assets   of
      security or for appeal bonds.       another  corporation unless it will be
                                          the  surviving   corporation   or  the
   *  Liens for  taxes or  assessments    successor is  incorporated in the U.S.
      not yet due or which are payable and assumes all of FINOVA Capital's without a penalty or are being obligations under the debt securities contested in good faith and with and the Indenture, provided, and if adequate reserves, so long as immediately after that transaction, no foreclosure or similar default will exist. A purchase by a proceedings are not commenced. Subsidiary of all or substantially all of the assets of  another  corporation
   * Judgment Liens that have not will not be a purchase of those assets remained undischarged or by FINOVA Capital. If, however, any of unstayed for more than six the transactions noted in this
      months.                             paragraph occurs and results in a Lien
                                          on any of FINOVA Capital's  properties
   * Incidental or undetermined (except as permitted above), FINOVA construction, mechanics or Capital must simultaneously secure the similar Liens arising in the senior debt securities equally and ordinary course of business ratably with the debt secured by that
      relating  to   obligations   not    Lien.
      overdue   or  which   are  being
      contested by FINOVA Capital or a       MODIFICATION OF THE INDENTURE.  The
      Restricted Subsidiary in good Trustee and FINOVA Capital may amend faith and deposits for releases the Indenture without consent of the
      of such Liens.                      holders  of  debt   securities  to  do
                                          certain  things,  such as establishing
   *  Zoning  restrictions,  licenses,    the form and  terms of any  series  of
      easements       and      similar    debt  securities.  FINOVA Capital must
      encumbrances   or   defects   if    obtain  consent of holders of at least
      immaterial.                         two-thirds  of  the  outstanding  debt
                                          securities  affected  by a  change  to
   * Other Liens immaterial in the amend the terms of the Indenture or aggregate incidental to FINOVA any supplemental indenture or the Capital's or the Restricted rights of the holders of those debt
      Subsidiary's     business     or    securities.
      property,    other    than   for
      indebtedness.                          Unanimous  consent is required  for
                                          changes to extend  the fixed  maturity
   * Banker's liens and set off of any debt securities, reduce the rights in the ordinary course of principal, redemption premium or rate
      business.                           of   interest,   extend  the  time  of
                                          payment of  interest,  change the form
   *  Leasehold  or  purchase  rights,    of  currency,  limit  the right to sue
      exercisable       for       fair    for  payment on or after  maturity  of
      consideration,  arising  in  the    the debt securities,  adversely affect
      ordinary course of business.        the  right,  if  any,  to  convert  or
                                          exchange   the  debt   securities   or
   * Liens on property or securities adversely affect the subordination existing when an entity becomes provisions, if any. Unanimous consent a Restricted Subsidiary or is also required to reduce the level merges with FINOVA Capital or a of consents needed to approve any such Restricted Subsidiary, provided change. The Trustee must consent to
      they   are   not   incurred   in    changes  modifying its rights,  duties
      anticipation of those events.       or immunities.

   *  Liens on property or  securities       DEFAULTS.  Events of default  under
      existing    at   the   time   of    the Indenture for any series are:
      acquisition.
                                             *  Failure   for  30  days  to  pay
   *  Liens  in a  total  amount  less          interest on any debt  securities
      than  $25   million,   excluding          of that series.
      Liens covered by the  exceptions
      noted above.                           *  Failure to pay principal  (other
                                                than sinking  fund  redemptions)
   *  Liens securing  indebtedness  of          or  premium,  if  any,  on  debt
      FINOVA  Capital or a  Restricted          securities of that series.
      Subsidiary  provided  those  and
      similar Liens on indebtedness do       *  Failure  for 30  days to pay any
      not exceed  10% of  Consolidated          sinking fund installment on that
      Net Tangible  Assets,  excluding          series.
      certain preexisting indebtedness
      and those Liens permitted above.

   * Violation of a covenant under under that series before maturity. It the Indenture pertaining to that may do so by depositing with the series that persists for at Trustee, in trust for the benefit of least 90 days after FINOVA the holders, either enough funds to Capital is notified by the pay, or direct U.S. government Trustee or the holders of 25% of obligations that, together with the
      the series.                         income of those  obligations  (without
                                          considering any reinvestment), will be
   *  Default in other  instruments or    sufficient  to pay, the  obligation of
      under any other series of debt that series, including principal, securities resulting in premium, if any, and interest. Certain acceleration of indebtedness other conditions must be met before it over $15 million, unless that may do so. FINOVA Capital must deliver default is rescinded or an opinion of counsel that the holders discharged within 10 days after of that series will have no Federal written notice by the Trustee or income tax consequences as a result of
      the   holders  of  10%  of  that    that deposit.
      series.
                                          SUBORDINATION
   *  Bankruptcy,     insolvency    or       The  terms  and  conditions  of any
      similar event.                      subordination  of  subordinated   debt
                                          securities  to other  indebtedness  of
   * Any other event of default with FINOVA Capital will be described in respect to the debt securities the supplement relating to the
      of that series.                     subordinated   debt  securities.   The
                                          terms will  include a  description  of
   If an event of default occurs and the indebtedness ranking senior to the continues, the Trustee or the holders subordinated debt securities, the of at least 25% of the series may restrictions on payments to the declare those debt securities due and holders of the subordinated debt payable. FINOVA Capital is required to securities while a default exists with certify to the Trustee annually as to respect to senior indebtedness, any
its compliance  with the Indenture.  A    restrictions   on   payments   to  the
default  under  one  series  does  not    holders  of  the   subordinated   debt
necessarily  mean that a default or an    securities   following   an  event  of
event of default will have occurred default and provisions requiring under another series under the holders of the subordinated debt
Indenture.                                securities to remit  certain  payments
                                          to holders of senior indebtedness.
   Holders  of  a   majority   of  the
principal  of  a  series  may  control       Because  of the  subordination,  if
certain actions of the Trustee and may FINOVA Capital becomes insolvent, waive past defaults for that series. holders of the subordinated debt Except as provided in the Indenture, securities may recover less, ratably,
the  Trustee  will  not be  under  any    than   other   creditors   of   FINOVA
obligation  to  exercise  any  of  the    Capital,  including  holders of senior
rights or  powers  vested in it by the    indebtedness.
Indenture  at the  request,  order  or
direction of any holder  unless one or    CONVERSION
more  of  them  shall   have   offered       Debt  securities may be convertible
reasonable indemnity to the Trustee.      into or exchangeable for common stock,
                                          preferred     stock,     other    debt
   If an event of  default  occurs and    securities,   warrants   or  other  of
is   continuing,   the   Trustee   may    securities  of  FINOVA   Capital,   or
reimburse itself for its reasonable securities of any other issuer or compensation and expenses incurred out obligor. The supplement will describe
of any  sums  held or  received  by it    the terms of any conversion rights.
before  making  any  payments  to  the
holders of the debt  securities of the    CONCERNING THE TRUSTEE
defaulted series.                            The Trustee  may,  but need not be,
                                          one of  the  banks  in  one of  FINOVA
   The right of any holders of debt Capital's credit agreements and from securities of a series to commence an time to time may perform other action for any remedy is subject to banking, trust or related services on certain conditions, including the behalf of FINOVA Capital or our
requirement  that  the  holders  of at    customers.
least 25% of that series  request that
the  Trustee  take  such  action,  and
offer  reasonable   indemnity  to  the
Trustee    against   its   liabilities
incurred in doing so.

DEFEASANCE
   FINOVA Capital may defease the debt
securities  of a  series,  meaning  it
would satisfy its duties

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of certain action, to issue preferred stock in provisions of the common stock, the one or more series, with the preferred stock, the junior designations, powers, preferences, participating preferred stock (the rights, qualifications, limitations
"Junior Preferred Stock") and the and restrictions as the board rights to purchase the Junior determines. Thus, the board, without Preferred Stock (the "Rights") of stockholder approval, could authorize
FINOVA  Group  is  not  complete.  You    the issuance of  preferred  stock with
should  refer  to the  certificate  of    voting,  conversion  and other  rights
incorporation and bylaws of FINOVA that could adversely affect the voting Group, as amended, FINOVA Group's power and other rights of the holders certificate of designations for the of the common stock or that could make Junior Preferred Stock and the Rights it more difficult for another company Agreement dated as of February 15, to enter into certain business 1992, as amended and restated as of combinations with FINOVA Group. See
September   14,   1995  (the   "Rights    "-- Certain  Other  Provisions  of the
Agreement"), between FINOVA Group and Certificate of Incorporation, the Harris Trust & Savings Bank, as Bylaws and Delaware Law -- Preferred
successor   Rights  Agent.  To  obtain    Stock" below.
copies of those documents,  see "Where
You Can Find More Information" on page    SHAREHOLDER RIGHTS PLAN
2. If we issue capital stock of FINOVA       In 1992,  FINOVA  Group  issued one
Capital, we will describe those Right for each outstanding share of securities in the applicable common stock. FINOVA Group has and
supplement.                               will  continue to issue one Right with
                                          each newly  issued share of its common
   FINOVA Group is authorized by its stock (including stock issued on certificate of incorporation to issue conversion of preferred securities). 105,000,000 shares of capital stock, The obligation to continue to issue consisting of 5,000,000 shares of the Rights, however, will terminate on preferred stock, par value $.01 per the expiration, exchange or redemption
share,   and  100,000,000   shares  of    of the Rights.
common  stock,   par  value  $.01  per
share. As of July 31, 1998, there were       Each Right  entitles the registered
56,491,446 shares of common stock holder to purchase from FINOVA Group outstanding (excluding 2,063,229 1/200th of a share of the Junior treasury shares held by FINOVA Group) Preferred Stock. The purchase price is and no shares of preferred stock $67.50 per 1/200th of a share, subject outstanding. However, FINOVA Group has to adjustment under certain
authorized  600,000  shares  of Junior    circumstances.
Preferred   Stock   which   have  been
reserved  for issuance on the exercise       The Rights will trade only with the
of the Rights.                            common stock and FINOVA Group will not
                                          issue  separate  certificates  for the
COMMON STOCK                              Rights until the "Rights  Distribution
   The holders of the common stock are    Date."  That date  occurs on the first
entitled to one vote per share. FINOVA    to occur of the following events:
Group's  certificate of  incorporation
does not provide for cumulative voting       *  10   days    after   a    public
in  the  election  of  directors.  The          announcement     (the     "Share
board  may  declare  dividends  on the          Acquisition Date") that a person
common  stock  in its  discretion,  if          or  group  of   persons   acting
funds are legally  available for those          together    has    become    the
purposes.   On   liquidation,   common          beneficial owner of at least 20%
stockholders  are  entitled to receive          or more of FINOVA Group's common
pro  rata  any  remaining   assets  of          stock,  directly  or  indirectly
FINOVA  Group,  after  we  satisfy  or          (becoming     an      "Acquiring
provide  for the  satisfaction  of all          Person"), or
liabilities  as well as obligations on
our  preferred   stock,  if  any.  The       *  10 business days after the start
holders  of  common  stock do not have          or  announcement of an intention
preemptive  rights to subscribe for or          to  make  a   tender   offer  or
purchase  any shares of capital  stock          exchange offer that would result
or other securities of FINOVA Group.            in  a  person  or  group  acting
                                                together beneficially owning 20%
PREFERRED STOCK                                 or more of FINOVA Group's common
   Under FINOVA Group's certificate of          stock,  directly or  indirectly.
incorporation,     the     board    is          The board,  however,  may extend
authorized, without stockholder                 that 10  business  day  deadline
                                                prior to the time the  person or
                                                group   becomes   an   Acquiring
                                                Person.

   The Rights may not be exercised We may pay the redemption price in until the Rights Distribution Date. cash, common stock or any other method The Rights will expire on February 28, selected by the board. Upon 2002 unless we extend that date or, redemption, the right to exercise the
unless  we  redeem  or  exchange   the    Rights will  terminate and the holders
Rights before then.                       will only  have the  right to  receive
                                          the redemption price.
   The value of each 1/200th  interest
in a share of Junior  Preferred  Stock       NO RIGHTS AS A STOCKHOLDER.  Rights
is intended to approximate the value holders, as Rights holders, have no of one share of FINOVA Group common independent rights as stockholders of stock, due to the dividend, FINOVA Group, including the right to liquidation and voting rights of the vote or to receive dividends, until
Junior Preferred Stock, although there    the Rights are exercised.
can be no assurance  the value will be
the same.                                    ANTITAKEOVER  EFFECTS.  The  Rights
                                          have certain antitakeover effects. The
   HOW THE RIGHTS WORK. If a person or Rights will substantially dilute the group becomes an Acquiring Person, ownership interest in our shares of their Rights become void. The other any Acquiring Person. That dilution
Rights  holders will have the right to    would   impair  the   ability  of  the
exercise their Rights, at the then Acquiring Person to change the current exercise price, for FINOVA composition of our board. It also Group common stock having a market would impact its ability to acquire value of two times the exercise price FINOVA Group on terms not approved by of the Right. That right to purchase, our board, including through a tender however, will not exist if the Rights offer at a premium to the market Distribution Date is due to a tender price, other than through an offer
or  exchange  offer  for all of FINOVA    conditioned on a substantial number of
Group's common stock and the Rights being acquired. The Rights independent members of our board should not interfere with any merger determine that the offer is at a fair or business combination approved by price, on fair terms and is otherwise the board, since we may redeem the in the best interests of FINOVA Group Rights before they become exercisable. and its stockholders.
                                             JUNIOR    PREFERRED    STOCK    NOT
   The other Rights holders also will REGISTERED. The Junior Preferred Stock have the same exercise rights is not registered with the SEC or any described above if, after a person or other securities administrator. If the group becomes an Acquiring Person, Rights become exercisable, we intend FINOVA Group is acquired in a merger to register with the SEC the Junior or business combination or at least Preferred Stock exchangeable for the
half of our total  assets and  earning    Rights.
power are sold.  The  exception is the
same as the  one  noted  in the  above    CERTAIN OTHER PROVISIONS OF THE
paragraph,  provided  that  the  price    CERTIFICATE OF INCORPORATION, THE
offered to the  shareholders  for each    BYLAWS AND DELAWARE LAW
share of common stock is not less than       FINOVA   Group's   certificate   of
that paid in the tender or exchange incorporation and bylaws contain offer, and the consideration is in the certain provisions that could make same form as that paid in the tender more difficult our acquisition by or exchange offer. If the requirements means of a tender offer, a proxy of this exception are met, then the contest or otherwise. This description
Rights will expire.                       is only a summary and does not provide
                                          all  the   information   contained  in
   EXCHANGE OF RIGHTS. After a person FINOVA Group's certificate of or group becomes an Acquiring Person incorporation and bylaws. To obtain but before the Acquiring Person copies of these documents, see "Where acquires at least half of the You Can Find More Information" on page
outstanding  common  stock,  our board    2.
may exchange all or some of the Rights
at an  exchange  ratio of one share of       Delaware law permits a  corporation
common stock for 1/200th of a share of    to  eliminate  or limit  the  personal
Junior   Preferred  Stock  per  Right,    liability  of  its  directors  to  the
subject to adjustment.                    corporation   or   to   any   of   its
                                          stockholders  for monetary damages for
   REDEMPTION OF RIGHTS. We may redeem a breach of fiduciary duty as a all the Rights, but not some of them, director, except (i) for breach of the for $.005 per Right at any time before director's duty of loyalty, (ii) for the earlier of 15 days after the Share acts or omissions not in good faith or Acquisition Date or the expiration which involve intentional misconduct
date  noted   above.   The  board  may    or a knowing  violation of law,  (iii)
determine  the  conditions,  terms and    for certain unlawful
effective date for the redemption.

dividends  and  stock   purchases  and       NUMBER   OF   DIRECTORS;   REMOVAL;
redemptions or (iv) for any FILLING VACANCIES. FINOVA Group's transaction from which the director certificate of incorporation provides derived an improper personal benefit. that, subject to any rights of
FINOVA    Group's    certificate    of    preferred    stockholders   to   elect
incorporation    provides    that   no    additional  directors  under specified
director will be personally liable to circumstances, the number of directors FINOVA Group or its stockholders for will be fixed in the manner provided monetary damages for any breach of his in the bylaws. FINOVA Group's bylaws or her fiduciary duty as a director, provide that, subject to any rights of
except as provided by Delaware law.       holders  of  preferred  stock to elect
                                          directors        under       specified
   BOARD OF DIRECTORS. FINOVA Group's circumstances, the number of directors certificate of incorporation and will be fixed from time to time bylaws divide the board into three exclusively by directors constituting classes of directors, with the classes a majority of the total number of to be as nearly equal in number as directors that FINOVA Group would have possible. The stockholders elect one if there were no vacancies on the
class  of  directors  each  year for a    board,  but must  consist of between 3
three-year term.                          and 17 directors.

   The   classification  of  directors       In addition,  FINOVA Group's bylaws
makes it more difficult for provide that, subject to any rights of stockholders to change the composition preferred stockholders, and unless the of the board. At least two annual board otherwise determines, any meetings of stockholders, instead of vacancies will be filled only by the one, generally will be required to affirmative vote of a majority of the change a majority of the board. That remaining directors, though less than delay may help ensure that FINOVA a quorum. Accordingly, absent an
Group's directors, if confronted by a amendment to the bylaws, the board proxy contest, tender or exchange could prevent any stockholder from offer or extraordinary corporate enlarging the board and filling the
transaction,   would  have  sufficient    new     directorships     with    that
time to review the proposal as well as    stockholder's own nominees.
any  available   alternatives  to  the
proposal  and  to  act  in  what  they       Under    Delaware    law,    unless
believe to be the best interest of the otherwise provided in the certificate stockholders. The classification of incorporation, directors serving on provisions apply to every election of a classified board may only be removed directors, regardless of whether a by the stockholders for cause. In change in the composition of the board addition, FINOVA Group's certificate would be beneficial to FINOVA Group of incorporation and bylaws provide and its stockholders and whether or that directors may be removed only for not a majority of the stockholders cause and only upon the affirmative
believe   that   such  a   change   is    vote of holders of at least 80% of the
desirable.                                voting   power   of   all   the   then
                                          outstanding  shares of stock  entitled
   The classification provisions also to vote generally in the election of could discourage a third party from directors, voting together as a single
initiating  a  proxy  contest,  tender    class.
offer  or  other   attempt  to  obtain
control of FINOVA  Group,  even though       STOCKHOLDER   ACTION   BY   WRITTEN
an  attempt  might  be  beneficial  to    CONSENT;       SPECIAL       MEETINGS.
FINOVA Group and its stockholders. The Stockholders of FINOVA Group must act classification of the board thus only through an annual or special increases the likelihood that meeting. Stockholders cannot act by incumbent directors will retain their written consent in lieu of a meeting. positions. In addition, because the Only the Chairman or a majority of the classification provisions may whole board of FINOVA Group may call a discourage accumulations of large special meeting. Stockholders of
blocks  of  FINOVA  Group's  stock  by    FINOVA  Group  are not  able to call a
purchasers  whose objective is to take    special  meeting to  require  that the
control of FINOVA Group and remove a board do so. At a special meeting, majority of the board, the stockholders may consider only the
classification   of  the  board  could    business  specified  in the  notice of
reduce the likelihood of fluctuations meeting given by FINOVA Group. in the market price of the common Preferred stockholders may be given
stock   that   might    result    from    different   rights  from  those  noted
accumulations    of   large    blocks.    above.
Accordingly,   stockholders  could  be
deprived of certain  opportunities  to       The  provisions  of FINOVA  Group's
sell their shares of common stock at a certificate of incorporation and higher market price than otherwise bylaws prohibiting stockholder action
might be the case.                        by written consent may have the effect
                                          of
delaying     consideration     of    a    receipt by our  Secretary  between the
stockholder  proposal  until  the next    90th day  before the  meeting  and the
annual   meeting,   unless  a  special    later  of  the  70th  day  before  the
meeting is called by the  Chairman  or    meeting  or the  10th  day  after  the
at the  request of a  majority  of the    first  public   announcement   of  the
whole  board.  These  provisions  also    meeting date.
would   prevent   the   holders  of  a
majority  of stock  from  unilaterally       A stockholder's notice proposing to
using the written consent procedure to nominate a person for election as a take stockholder action. Moreover, a director must contain certain stockholder could not force information, including, without stockholder consideration of a limitation, the identity and address
proposal  over the  opposition  of the    of  the  nominating  stockholder,  the
Chairman and the board by calling a class and number of shares of stock of special meeting of stockholders prior FINOVA Group beneficially owned by the to the time the Chairman or a majority stockholder and all information of the whole board believes such regarding the proposed nominee that
consideration to be appropriate.          would be  required to be included in a
                                          proxy statement soliciting proxies for
   ADVANCE   NOTICE   PROVISIONS   FOR    the proposed nominee.  A stockholder's
STOCKHOLDER       NOMINATIONS      AND    notice  relating  to  the  conduct  of
STOCKHOLDER PROPOSALS. The bylaws business other than the nomination of establish an advance notice procedure directors must contain certain
for     stockholders    to    nominate    information  about that  business  and
directors, or bring other business about the proposing stockholder, before an annual meeting of including, without limitation, a brief
stockholders of FINOVA Group.             description   of  the   business   the
                                          stockholder  proposes to bring  before
   A person may not be nominated for a the meeting, the reasons for director position unless that person conducting that business at such is nominated by or at the direction of meeting, the name and address of such the board or by a stockholder who has stockholder, the class and number of given appropriate notice to FINOVA shares of stock of FINOVA Group
Group's Secretary during the periods beneficially owned by that stockholder noted below prior to the meeting. and any material interest of the Similarly, stockholders may not bring stockholder in the business so business before an annual meeting proposed. If the Chairman or other unless the stockholder has given officer presiding at a meeting
FINOVA Group's  Secretary  appropriate    determines   that  a  person  was  not
notice  of their or its  intention  to    nominated,  or other  business was not
bring that business before the brought before the meeting, in meeting. FINOVA Group's Secretary must accordance with these procedures, the
receive  the  nomination  or  proposal    person  will  not  be   eligible   for
between 70 and 90 days before the election as a director, or the first anniversary of the prior year's business will not be conducted at the
annual  meeting.   If  FINOVA  Group's    meeting, as appropriate.
annual  meeting  date is  advanced  by
more than 20 days or  delayed  by more       Advance  notice of  nominations  or
than 70 days from that anniversary proposed business by stockholders date, then we must receive the notice gives the board time to consider the between 90 days before the meeting and qualifications of the proposed the later of the 70th day before the nominees, the merits of the proposals meeting or 10 days after the meeting and, to the extent deemed necessary or
date is first publicly announced.         desirable  by  the  board,  to  inform
                                          stockholders about those matters.  The
   If the board increases the number board also may recommend positions of directors and if we have not regarding those nominees or proposals, publicly announced nominees for each so that stockholders can better decide open position within 80 days before whether to attend the meeting or to the first anniversary of the prior grant a proxy regarding the nominee or
year's  annual  meeting,  stockholders    that business.
may  nominate  directors  for  the new
position, but only those newly created       Although the bylaws do not give the
positions, if FINOVA Group's Secretary board any power to approve or receives the notice no later than 10 disapprove stockholder nominations for days following public announcement of the election of directors or proposals
that change.                              for  action,   these   procedures  may
                                          preclude a contest for the election of
   Stockholders may nominate directors directors or the consideration of only at a special meeting by sending stockholder proposals if the proper
appropriate notice for                    procedures  are not  followed,  and of
                                          discouraging   or  deterring  a  third
                                          party from  conducting a  solicitation
                                          of  proxies  to elect its own slate of
                                          directors or to approve its
own proposal, without regard to stock, or in the amount of voting whether consideration of such nominees securities, outstanding of at least or proposals might be harmful or 20%, subject to certain exceptions. If
beneficial  to  FINOVA  Group  and its    the   approval   of   FINOVA   Group's
stockholders.                             stockholders  is not  required for the
                                          issuance of shares of preferred  stock
   PREFERRED STOCK. FINOVA Group's or common stock, the board may certificate of incorporation determine not to seek stockholder
authorizes  the board to establish one    approval.
or more series of preferred  stock and
to  determine,  with  respect  to  any       Although the board has no intention
series of preferred  stock,  the terms    at the  present  time of doing  so, it
and rights of such  series,  including    could  issue  a  series  of  preferred
(i)  the  designation  of the  series,    stock  that  could,  depending  on its
(ii)  the  number  of  shares  of  the    terms,  impede a merger,  tender offer
series, which the board may (except or other takeover attempt. The board where otherwise provided by the terms will make any determination to issue of such series) increase or decrease shares with those terms based on its (but not below the number of shares judgment as to the best interests of thereof then outstanding), (iii) FINOVA Group and its stockholders. The whether dividends, if any, will be board, in so acting, could issue
cumulative  or  noncumulative  and the    preferred   stock  having  terms  that
dividend  rate of the series,  if any,    could    discourage   an   acquisition
(iv) the dates at which dividends, if attempt in which an acquiror would any, will be payable, (v) the change the composition of the board, redemption rights and price or prices, including a tender offer or other if any, for shares of the series, (vi) transaction. An acquisition attempt the terms and amounts of any sinking could be discouraged in this manner fund provided for the purchase or even if some, or a majority, of FINOVA redemption of shares of the series, Group's stockholders might believe it
(vii) the amounts payable on shares of to be in their best interests or in the series in the event of any which stockholders might receive a voluntary or involuntary liquidation, premium for their stock over the then
dissolution   or  winding  up  of  the    current market price of the stock.
FINOVA Group's affairs, (viii) whether
the  shares  of  the  series  will  be       MERGER/SALE   OF   ASSETS.   FINOVA
convertible  into  shares of any other    Group's  certificate of  incorporation
class or series, or any other provides that certain "business security, of FINOVA Group or any other combinations" must be approved by the corporation, and, if so, the holders of at least 66 2/3% of the specification of another class or voting power of the shares not owned series or another security, the by an "interested shareholder", unless conversion price or prices or rate or the business combinations are approved rates, any adjustments to the prices by the "Continuing Directors" or meet or rates, the date or dates as of certain requirements regarding price which the shares shall be convertible and procedure. The terms quoted in
and all  other  terms  and  conditions    this  paragraph  are  defined  in  the
upon which the conversion may be made,    certificate of incorporation.
(ix)  restrictions  on the issuance of
shares  of the same  series  or of any       AMENDMENT OF CERTAIN  PROVISIONS OF
other class or series and (x) the THE CERTIFICATE OF INCORPORATION AND voting rights, if any, of the holders BYLAWS. Under Delaware law,
of shares of the series.                  stockholders   may  adopt,   amend  or
                                          repeal the bylaws and,  with  approval
   FINOVA  Group   believes  that  the    of  the  board,   the  certificate  of
ability  of the  board to issue one or    incorporation  of  a  corporation.  In
more series of preferred stock will addition, a corporation's board may provide FINOVA Group with flexibility adopt, amend or repeal the bylaws if in structuring possible future allowed by the certificate of financings and acquisitions, and in incorporation. FINOVA Group's meeting other corporate needs which certificate of incorporation requires might arise. The authorized shares of a vote of (i) at least 80% of the preferred stock, as well as shares of outstanding shares of voting stock, common stock, will be available for voting together as a single class, to issuance without further action by amend provisions of the certificate of FINOVA Group's stockholders, unless incorporation relating to the approval is required by applicable law prohibition of stockholder action or the rules of any stock exchange or without a meeting; the number, automated quotation system on which election and term of FINOVA Group's FINOVA Group's securities are listed directors; and the removal of or traded. The NYSE currently requires directors; (ii) at least 66 2/3% of
stockholder    approval   in   several    the   outstanding   shares  of  voting
instances, including where the present    stock, voting together as a single
or potential  issuance of shares could
result in an increase in the number of
shares of common
class, to amend the provisions of the subsequent to that date, the board and certificate of incorporation relating 66 2/3% of the outstanding voting
to   approval   of  certain   business    stock  not  owned  by  the  interested
combinations;  and  (iii)  at  least a    stockholder   approved   the  business
majority of the outstanding shares of combination. Except as specified by voting stock, voting together as a Delaware law, an interested single class, to amend all other stockholder includes (x) any person provisions of the certificate of that is the owner of 15% or more of incorporation. FINOVA Group's the outstanding voting stock of the
certificate of  incorporation  further    corporation,  or  is an  affiliate  or
provides   that  the   bylaws  may  be    associate of the  corporation  and was
amended   by  the   board  or  by  the    the  owner  of  15%  or  more  of  the
affirmative  vote of the holders of at    outstanding   voting   stock   of  the
least 80% of the voting power of the corporation, at any time within three outstanding shares of voting stock, years immediately prior to the
voting  together  as a  single  class.    relevant  date, and (y) the affiliates
These       supermajority       voting    and associates of that person.
requirements  make  the  amendment  by
stockholders  of the  bylaws or of any       Under    certain     circumstances,
of the provisions of the certificate Delaware law makes it more difficult of incorporation described above more for an "interested stockholder" to difficult, even if a majority of enter into various business FINOVA Group's stockholders believe combinations with a corporation for a
that amendment  would be in their best    three-year      period,       although
interests.                                stockholders may adopt an amendment to
                                          a    corporation's    certificate   of
   ANTITAKEOVER LEGISLATION. Subject incorporation or bylaws excluding the to certain exceptions, Delaware law corporation from those restrictions. does not allow a corporation to engage However, FINOVA Group's certificate of in a business combination with any incorporation and bylaws do not
"interested stockholder" for a exclude FINOVA Group from the three-year period following the date restrictions imposed under Delaware
that  the   stockholder   becomes   an    law. These  provisions of Delaware law
interested stockholder, unless (i) may encourage companies interested in prior to that date, the board approved acquiring FINOVA Group to negotiate in either the business combination or the advance with the board, since the transaction which resulted in the stockholder approval requirement would
stockholder   becoming  an  interested    be avoided if a majority  of the board
stockholder, (ii) on that date, the approves either the business interested stockholder owned at least combination or the transaction which 85% of the voting stock of the results in the stockholder becoming an
corporation  outstanding  at the  time    interested stockholder.
the transaction  commenced  (excluding
certain   shares)   or   (iii)  on  or

                       DESCRIPTION OF DEPOSITARY SHARES

   The  following  summary  of certain    Agreement")  between  us and a bank or
provisions  of the Deposit  Agreement,    trust  company  selected  by us having
the  depositary  shares and depositary    its  principal  office in the U.S. and
receipts is not complete. You should having a combined capital and surplus refer to the forms of Deposit of at least $50 million. Subject to Agreement and depositary receipts the terms of the Deposit Agreement, relating to each series of preferred each owner of depositary shares will stock that will be filed with the SEC. be entitled, in proportion to the To obtain copies of these documents, applicable fractional interests in see "Where You Can Find More shares of preferred stock underlying
Information" on page 2.                   the  depositary   shares  to  all  the
                                          rights   and    preferences   of   the
GENERAL                                   preferred    stock    underlying   the
   We may offer fractional interests depositary shares. Those rights in shares of preferred stock, instead include dividend, voting, redemption,
of shares of  preferred  stock.  If we    conversion and liquidation rights.
do, we will have a depositary issue to
the  public  receipts  for  depositary       The   depositary   shares  will  be
shares, each of which will represent evidenced by depositary receipts fractional interests of a particular issued under the Deposit Agreement.
series of preferred stock.                Individuals  purchasing the fractional
                                          interests  in  shares  of the  related
   We will deposit shares of any series of preferred stock will receive series of preferred stock underlying depositary receipts according to the the depositary shares under a separate terms of the offering described in the
Deposit Agreement (the "Deposit           supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS         Whenever we redeem shares of preferred
   The depositary will distribute all stock held by the depositary, the cash dividends or other cash depositary will redeem as of the same distributions received for the redemption date, the number of preferred stock to the record holders depositary shares representing the of depositary shares representing the preferred stock. The depositary shares preferred stock in proportion to the to be redeemed will be selected by lot
number of  depositary  shares owned by    or  pro  rata  as  determined  by  the
those holders on the relevant record depositary when less than all date. The depositary will distribute outstanding depositary shares will be
only   the   amount    that   can   be    redeemed.
distributed without attributing to any
holder of depositary shares a fraction       After  the  redemption   date,  the
of one cent. The undistributed balance depositary shares redeemed will no will be added to and treated as part longer be outstanding. When this of the next amount received by the occurs, all rights of the holders will depositary for distribution to record cease, except the right to receive
holders of depositary shares.             money,  securities  or other  property
                                          payable upon such  redemption  and any
   If there is a distribution other money, securities or other property than in cash, the depositary will that the holders of depositary shares distribute property received by it to were entitled to on the redemption the record holders of depositary upon surrender to the depositary of shares, in proportion, if possible, to the depositary receipts evidencing the
the number of depositary  shares owned    depositary shares redeemed.
by   those    holders,    unless   the
depositary      determines      (after    VOTING THE PREFERRED STOCK
consulting  with  us)  that it  cannot       Upon   receipt  of  notice  of  any
make the distribution. If this occurs, meeting at which the holders of the the depositary may, with our approval, preferred stock are entitled to vote, sell the property and distribute the the depositary will mail all relevant net proceeds from the sale to the information to the record holders of
holders of depositary shares.             the depositary shares representing the
                                          preferred  stock.  The record  holders
   The Deposit Agreement also will may instruct the depositary how to state how any subscription or similar vote the shares of preferred stock rights offered by us to holders of the underlying their depositary shares. preferred stock will be made available The depositary will try, if practical,
to holders of depositary shares.          to  vote  the   number  of  shares  of
                                          preferred    stock    underlying   the
CONVERSION AND EXCHANGE                   depositary  shares  according  to  the
   If any  series of  preferred  stock    instructions,  and we  will  agree  to
underlying  the  depositary  shares is    take all reasonable  action  requested
subject  to  conversion  or  exchange,    by the  depositary  so the  depositary
each  record   holder  of   depositary    may follow the instructions.
receipts  may convert or exchange  the
depositary shares represented by those    AMENDMENT AND TERMINATION OF
depositary receipts.                      DEPOSITARY AGREEMENT
                                             The form of depositary  receipt and
REDEMPTION OF DEPOSITARY SHARES           any provision of the Deposit Agreement
   If a series of the preferred stock may be amended by agreement between us underlying the depositary shares is and the depositary. However, any subject to redemption, the depositary amendment that materially and will redeem the depositary shares from adversely alters the rights of the the proceeds received by the existing holders of depositary shares depositary in the redemption, in whole will not be effective unless approved or in part, of the series of the by the record holders of at least a
preferred    stock    held    by   the    majority of the depositary shares then
depositary. The depositary will mail outstanding. We or the depositary may notice of redemption within 30 to 60 only terminate the Deposit Agreement days prior to the date fixed for if (a) all related outstanding
redemption  to the  record  holders of    depositary  shares have been  redeemed
the depositary shares to be redeemed or (b) there has been a final at their addresses appearing in the distribution of the preferred stock of depositary's books. The redemption the relevant series in connection with price per depositary share will equal our liquidation, dissolution or the applicable fraction of the winding up and that distribution has redemption price per share payable on been distributed to the holders of the
such  series of the  preferred  stock.    related depositary shares.

CHARGES OF DEPOSITARY                     MISCELLANEOUS
   We will pay all  transfer and other       The  depositary  will  send  to the
taxes and governmental charges arising    holders  of   depositary   shares  all
solely from the existence of the reports and communications from us depositary arrangements. We will pay that we must furnish to the holders of
associated  charges of the  depositary    preferred stock.
for  the   initial   deposit   of  the
preferred  stock and any redemption of       We and the  depositary  will not be
the preferred stock. Holders of liable if we are prevented or delayed depositary shares will pay transfer by law or any circumstance beyond our and other taxes and governmental control in performing our obligations charges and any other charges stated under the Deposit Agreement. Those
in  the  Deposit  Agreement  to be for    obligations   will   be   limited   to
their accounts.                           performance  in good  faith of  duties
                                          set forth in the Deposit Agreement. We
RESIGNATION AND REMOVAL                   and  the   depositary   will   not  be
OF DEPOSITARY                             obligated  to  prosecute or defend any
   The   depositary   may   resign  by    legal  proceeding  connected  with any
delivering notice to us, and we may depositary shares or preferred stock remove the depositary. Resignations or unless satisfactory indemnity is removals will take effect upon the furnished. We and the depositary may appointment and acceptance of a rely upon written advice of counsel or successor depositary. We must appoint accountants, or information provided a successor depositary within 60 days by persons presenting preferred stock after delivery of the notice of for deposit, holders of depositary resignation or removal. The successor shares, or other persons believed to depositary must be a bank or trust be competent and on documents believed
company having its principal office in    to be genuine.
the U.S. and having a combined capital
and surplus of at least $50 million.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the solely as our agent for the warrants purchase of debt securities, preferred and will not act for or on behalf of stock or common stock. We may issue the holders or beneficial owners of
warrants   independently  or  together    warrants.   This  summary  of  certain
with debt securities,  common stock or    provisions  of  the  warrants  is  not
preferred stock or attached to or complete. You should refer to the separate from the offered securities. provisions of the Warrant Agreement We will issue each series of warrants that will be filed with the SEC as under a separate warrant agreement (a part of the offering of any warrants. "Warrant Agreement") between us and a To obtain a copy of this document, see
bank  or  trust  company,  as  warrant    "Where You Can Find More  Information"
agent.  The  warrant  agent  will  act    on page 2.

                             PLAN OF DISTRIBUTION

   FINOVA Group and FINOVA Capital may civil liabilities under the Federal offer securities directly or through securities laws and other laws. The underwriters, dealers or agents. The underwriters' obligations to purchase supplement will identify those securities will be subject to certain underwriters, dealers or agents and conditions and generally will require will describe the plan of them to purchase all of the securities
distribution, including commissions to    if any are purchased.
be  paid.  If we do not name a firm in
the  supplement,  that  firm  may  not       Unless   otherwise   noted  in  the
directly or indirectly participate in supplement, the securities will be any underwriting of those securities, offered by the underwriters, if any,
although  it  may  participate  in the    when,   as  and  if   issued   by  us,
distribution   of   securities   under    delivered   to  and  accepted  by  the
circumstances entitling it to a underwriters and subject to their dealer's allowance or agent's right to reject orders in whole or in
commission.                               part.

   Any underwriting agreement probably       FINOVA Group and FINOVA Capital may
will  entitle  the   underwriters   to    sell   securities   to   dealers,   as
indemnity against certain                 principals. Those dealers
then may resell the securities to the transactions and penalty bids in public at varying prices set by those accordance with Regulation M under the
dealers from time to time.                Securities   Exchange   Act  of  1934.
                                          Over-allotment   involves   sales   in
   FINOVA  Group  and  FINOVA  Capital    excess  of the  offering  size,  which
also may offer securities through creates a short position. Stabilizing agents. Agents generally act on a transactions permit bids to purchase
"best efforts" basis during their the underlying security so long as the appointment, meaning they are not stabilizing bids do not exceed a
obligated to purchase securities.         specified   maximum.   Short  covering
                                          transactions  involve purchases of the
   Dealers and agents may be entitled securities in the open market after to indemnification as underwriters by the distribution is completed to cover us against certain liabilities under short positions. Penalty bids permit the Federal securities laws and other the underwriters to reclaim a selling
laws.                                     concession  from  a  dealer  when  the
                                          securities   originally  sold  by  the
   FINOVA Group and FINOVA Capital or dealer are purchased in a covering the underwriters or agents may solicit transaction to cover short positions. offers by institutions approved by us Those activities may cause the price to purchase securities under contracts of the securities to be higher than it providing for future payment. would otherwise be. The underwriters Permitted institutions include may engage in any such activities on
commercial    and    savings    banks,    any  exchange or other market in which
insurance  companies,  pension  funds,    the  securities  may  be  traded.   If
investment companies,  educational and    commenced,    the   underwriters   may
charitable  institutions  and  others.    discontinue  those  activities  at any
Certain   conditions  apply  to  those    time.
purchases.
                                             The     supplement    or    pricing
   Any underwriter may engage in supplement, as applicable, will set over-allotment, stabilizing trans- forth the anticipated delivery date of
actions, short covering                   the  securities  being  sold  at  that
                                          time.

                                 LEGAL MATTERS

   Unless otherwise noted in a Group and FINOVA Capital, will pass on supplement, William J. Hallinan, Esq., the legality of the securities offered Senior Vice President-General Counsel through this prospectus and any of FINOVA Group and FINOVA Capital, or supplement. Brown & Wood LLP will act
Richard Lieberman, Esq., Vice as counsel for any underwriters or President-Assistant General Counsel of agents, unless otherwise noted in a
FINOVA                                    supplement.

                                    EXPERTS

   Deloitte & Touche LLP, independent on Form 10-K. The financial statements auditors, have audited the financial are incorporated into this prospectus statements for FINOVA Group and FINOVA by reference in reliance upon their Capital incorporated in this report given upon their authority as
prospectus   by  reference   from  our    experts in accounting and auditing.
Annual Reports

                                     FINOVA